                                  EXHIBIT 7(b)


Pro forma financial statements of the Registrant on a consolidated basis, after giving effect to the acquisition of substantially all of the assets of Taylor Forge International, Inc., are filed herewith as Exhibit 7(b).

                            CENTRUM INDUSTRIES, INC.
            CONDENSED PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)
                                 MARCH 31, 1997


The following condensed pro forma combined balance sheet (unaudited) is based on the individual historical March 31, 1997 balance sheets of Centrum Industries, Inc. (Centrum) and Taylor Forge International, Inc. (Taylor
Forge). It has been prepared using the purchase method of accounting to reflect the acquisition of substantially all of the assets of Taylor Forge by Centrum as of March 31, 1997, after giving effect to the pro forma adjustments described in Note 1. This statement should be read in conjunction with the Taylor Forge historical financial statements and notes thereto included in this Form 8-K, and the Centrum historical financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended March 31, 1997. All amounts are in thousands.

                                                                                    PRO FORMA
                                                                       -------------------------------------
                                                          TAYLOR            ADJUSTMENTS
                                          CENTRUM          FORGE             (NOTE 1)             COMBINED
Assets
Cash and cash
  equivalents                          $     2,758    $          1                           $       2,759
Accounts receivable                         11,081           1,351     $       (35) (a)             12,397
Receivable from related
  parties                                                    2,812          (2,812) (c)
Inventories                                  9,898           1,193                                  11,091
Other current assets                           518             104             (80) (a)                542
Costs and estimated
  earnings in excess of
  billings in uncompleted
  contracts                                  1,514                                                   1,514
Property, plant and
  equipment                                 10,628           6,123             598  (a)             17,349
Other assets                                   669              18             (18) (a)                669
Intangibles                                  5,935                                                   5,935
                                       -----------    ------------     -----------           -------------
                                       $    43,001    $     11,602     $    (2,347)          $      52,256
                                       ===========    ============     ===========           =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Line of Credit                         $    10,645    $      2,945     $      (522) (c)      $      13,068
Current portion of
  long-term debt                             1,608             578             472  (c)              2,658
Accounts payable                             6,641           1,985                                   8,626
Accrued liabilities                          3,747             232                                   3,979
Long-term debt                              11,022           3,625            (425) (c)             14,222
Other long-term
  liabilities                                  596             170             (16) (a)                750
                                       -----------    ------------     -----------           -------------
                                            34,259           9,535            (491)                 43,303
                                       -----------    ------------     -----------           -------------

Preferred stock                                  4                                                       4
Common stock:
   Centrum                                     418                               5  (b)                423
   Taylor Forge                                                  1              (1) (b)
Additional paid-in
  capital                                    7,918           3,850          (3,644) (b)              8,124
Retained earnings
  (accumulated deficit)                        402          (1,784)          1,784  (b)                402
                                       -----------    ------------     -----------           -------------
                                             8,742           2,067          (1,856)                  8,953
                                       -----------    ------------     -----------           -------------
                                       $    43,001    $     11,602     $    (2,347)          $      52,256
                                       ===========    ============     ===========           =============

NOTE 1 - The pro forma balance sheet has been prepared to reflect the acquisition of substantially all of the assets of Taylor Forge by Centrum for an aggregate price of $6.9 million which includes the repayment of $4.4 million of debt existing at Taylor Forge, and includes the issuance of 94,000 shares of Centrum Common Stock. The purchase price is subject to adjustment through the issuance of up to 30,000 additional shares, or the return of the issued shares. The total acquisition price and refinancing was funded as follows:

Draw on bank line of credit            $     2,423
New term loan                                4,000
New notes                                      250
                                       -----------

Net increase in debt                         6,673
                                       -----------


The issuance of 94,000 shares
  of Centrum Common Stock
  for $2.25 per share                          212
                                       -----------
                                       $     6,885
                                       ===========


Pro forma adjustments are made to reflect:

a.  Assets or liabilities not purchased and/or fair market value adjustments.

b. The issuance of 94,000 shares of Centrum Common Stock for $2.25 per share, and the elimination of the common shareholders' equity account of Taylor Forge.

c. The net changes in debt resulting from $2,423 in proceeds from a line of credit with interest at prime rate (8.50% at March 31, 1997) plus
    0.75%; proceeds from a $4,000, five year term loan with interest at prime rate plus 1.25%, proceeds of seller financed notes of $250 with interest at prime plus 1.25%; the repayment of an existing Taylor Forge bank line of credit of $2,945, the repayment of $2,812 in intercompany receivables; the repayment of an existing term note in the amount of $3,900 and the repayment of existing shareholder loans of $303.

                            CENTRUM INDUSTRIES, INC.
             CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 1997


The following condensed pro forma combined statement of operations (unaudited) is based on the individual historical statements of operations of Centrum Industries, Inc. (Centrum) and Taylor Forge International, Inc. (Taylor Forge). This pro forma statement combines the results of operations of Centrum and Taylor Forge for the year ended March 31, 1997, using the purchase method of accounting, as if the transaction had occurred as of the beginning of the fiscal year, after giving effect to the pro forma adjustments described in Note 1.
This statement should be read in conjunction with the Taylor Forge historical financial statements and notes thereto included in this Form 8-K and the Centrum historical financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended March 31, 1997. All amounts, except for share and per share amounts, are in the thousands.


                                                            TAYLOR       ADJUSTMENTS
                                          CENTRUM            FORGE        (NOTE 1)                COMBINED
Net Sales                              $    71,155    $      9,223     $                         $     80,378
Cost of Sales                               54,925           8,914            (197) (a)                63,642
Selling, general
  and administrative
  expense                                   12,077           1,286            (218) (b)                13,145

Interest expense                             2,750             448             111  (c)                 3,309
Other income                                  (274)            (26)                                      (300)
                                       -----------    ------------     -----------               ------------
Income (loss) before
  income taxes                               1,677          (1,399)            304                        582
Provision (benefit) for
  income taxes                                (773)             43            (372) (d)                (1,102)
                                       -----------    ------------     -----------               ------------

Net Income (loss)                      $     2,450    $     (1,442)    $       676               $      1,684
                                       ===========    ============     ===========               ============


Net Income (loss)
  per common share                     $      0.28    $  (1,442.59)                              $        .19
                                       ===========    ============                               ============

Weighted average
  common shares
  outstanding                            8,638,253           1,000          93,000  (e)             8,732,253
                                       ===========    ============     ===========               ============

NOTE 1 - The above statement gives effect to the following pro forma adjustments necessary to reflect the acquisition outlined in Note 1 to the pro forma balance sheet:

   a. Reduction in annual depreciation expense in the amount of $197 due to the revaluation of property and depreciable lives resulting from purchase accounting adjustments.

   b. Reduction in expense based upon the termination of the outside sales contracts, utilization of the McInnes internal sales force and consolidation of certain executive administrative functions.

   c. Increase in annual interest charges due to the net additional debt incurred for the purchase of the Taylor Forge assets by Centrum.

   d. Increase in income tax benefit for the effect of including Taylor in consolidated Centrum provision at a tax rate of 34%.

   e. Increase of 94,000 shares outstanding of Centrum's common stock and retirement of 1,000 shares of Taylor Forge's common stock.